Exhibit 99.1

180 Life Sciences Corp. CEO James Woody, MD, PhD Issues Letter to Shareholders

PALO ALTO, Calif., January 31, 2022 (GLOBE NEWSWIRE) -- 180 Life Sciences Corp. (NASDAQ: ATNF, “180 Life Sciences” or the "Company"), a clinical-stage biotechnology company focused on the development of novel drugs that fulfill unmet needs in inflammatory diseases, fibrosis and pain, today released the following letter to shareholders from its Chief Executive Officer, Dr. James Woody.

Dear Fellow Shareholders,

As you may recall, I previously authored a letter to you at the end of August 2021. I continue to believe ongoing communications with our shareholders is a foundational responsibility of being a public company. This belief, along with recent market turmoil, has encouraged me to write to you today.

To begin, I would like to comment on our current share price. On a macro basis, and in general, we are not an anomaly as both the market and the biotech sector have been declining precipitously. The factors contributing to the general decline over the last month appear to be systematic and hence, not unique to any particular company. The Company’s fundamentals have not changed since our release of positive clinical data in early December 2021, as discussed below. According to a biopharmaceutical sector report released on January 23, 2022, by Torreya, a global life sciences investment banking boutique, a confluence of factors is at play, contributing to a 28% decline in biotech value for the last month. Torreya further notes that underlying sector fundamentals are certainly not the source of the biotech carnage. They posit that four factors could explain the market decline, some more impactful than others while some only serving as the initial catalysts. The four factors include: 1) hedge fund redemptions and forced liquidations, 2) mean-reversion, with people who achieved capital gains in the pandemic now taking out their gains, 3) fear of the Fed tightening monetary policy and rising inflation and 4) rampant short-selling. Although we cannot influence these factors, we continue to push forward with our mission: to bring much-needed therapies to patients. Moreover, as previously disclosed in our SEC filings, certain executives and board members of the Company have purchased shares in the open market at a price per share higher than our current trading price and such executives remain excited about the future potential of the Company. While we are not pleased with the recent drop, we have an unfaltering belief in the Company and remain focused on creating fundamental value that we expect will ultimately be reflected over time.

Turning your attention to our clinical programs, I would like to recap that in December 2021, we had announced top line results for our Phase 2b trial in early Dupuytren’s Contracture, the Company’s most advanced clinical program. The asset is a reformulated and repurposed anti-tumor necrosis factor (TNF) (adalimumab) with a comprehensive new method of use intellectual property (IP) portfolio, which includes patents both owned by 180LS and exclusively licensed from Oxford University. As previously reported, the study met both primary and secondary endpoints with statistical significance by diminishing the hardness and size of the Dupuytren’s nodules, respectively. To our knowledge, this is the first rigorous randomized, placebo-controlled, double-blinded trial for preventing the progression of this condition. Further, enrolled patients exhibited a high compliance rate, almost all of whom returned for all injections and experienced no related serious adverse events.

We look forward to the anticipated publication of these results in a peer-reviewed journal, expected over the next months, which we believe will lend credence to the work and represent significant progress in the field of Dupuytren’s Contracture. Professor Nanchahal submitted the manuscript to a preeminent clinical journal shortly in advance of his December 2021 presentation at the International Dupuytren Symposium.

We believe there is a tremendous market opportunity for treating early-stage Dupuytren’s, as we are not aware of any competitors developing such targeted therapies. Based on independent market research (both primary and secondary) conducted by Red Sky Partners on behalf of the Company, the US patient population for Dupuytren’s stands at approximately 16 million, of which approximately 3 million have sufficiently bent fingers to need treatment. Red Sky Partners also estimates that initial sales for the US alone range from $300-350M and potential expansion to add another $500-800M. We believe that there are several factors that could make this $800M number substantially greater: 1) the Phase 2b study's high compliance rate of over 85% despite the COVID outbreak suggests that patients potentially favor prevention over disability (seeking treatment before the fingers contract) and 2) the projected sales only account for the US market, not the UK/EU and the rest of the world.

In an effort to bring this therapy to market, we have engaged regulatory consultants to assist in discussions with the US Food and Drug Administration (FDA) and the UK equivalent, the Medicines and Healthcare products Regulatory Agency (MHRA), to help determine the optimal path forward to a potential regulatory approval. Initial meetings with these regulatory bodies are currently planned for late March or early April of 2022.

Our other clinical programs in frozen shoulder and post-operative cognitive delirium (POCD) are expected to be primarily funded through non-dilutive grants. We currently plan to start the trial for frozen shoulder in Q1/Q2 2022 and for POCD in Q3/Q4 2022.

On the business development front, we are exploring strategic opportunities for our lead indication in Dupuytren’s. We are in multiple conversations with potential partners to advance our Phase 2b data and we look forward to these potential collaborations.

On the operational front, while we worked through the SPAC-related challenges in the last year, we ensured that we maintained financial discipline while striving to achieve our clinical goals. In light of the depressed share price and unanticipated macro-economic headwinds, we have looked inward to establish tighter budgets and ensure strict adherence in order to extend our cash runway as far as feasible. We believe the extension will afford us a longer window of opportunity to capitalize on various potential sources of non-dilutive funding, including grants or upfront payments from potential business development initiatives highlighted above.

Moreover, we are looking for opportunities to deploy our capital in the most value-additive endeavors outside of our development programs. As a first step, we will be expanding our PR and IR efforts, instituting a more integrated and mutually reinforcing strategy going forward. We will pursue both “push” and “pull” marketing efforts, exploring various avenues to optimize messaging, dissemination and amplification, with a focus on those that will best reach our targeted audience of patients, investors, advocacy groups and key opinion leaders.

Now more than ever, we are looking forward and focused on execution. Our goal for 180 Life Sciences is to execute on a model we all know well, building upon past successes, experiences and relationships to bring our pipeline candidates to market. Thank you again for your invaluable support.

Sincerely,

James Woody MD, PhD

CEO, 180 Life Sciences

About 180 Life Sciences Corp.

180 Life Sciences Corp. is a clinical-stage biotechnology company focused on the development of novel drugs that fulfill unmet needs in inflammatory diseases, fibrosis and pain by leveraging the combined expertise of luminaries in therapeutics from Oxford University, the Hebrew University and Stanford University. 180 Life Sciences is leading the research into solving one of the world’s biggest drivers of disease – inflammation. The Company is driving groundbreaking studies into clinical programs, which are seeking to develop novel drugs addressing separate areas of inflammation for which there are no effective therapies. The Company’s primary platform is a novel program to treat fibrosis using anti-TNF (tumor necrosis factor).

Forward-Looking Statements

This press release includes "forward-looking statements", including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, statements relating to expectations regarding the capitalization, resources, and funding of the Company; expectations regarding future agreements relating to the supply of materials and license and commercialization of products; the availability and cost of materials required for trials; the risk that initial drug results will not be able to be replicated in clinical trials or that such drugs selected for clinical development will not be successful; the successful implementation of the Company’s research and development programs and collaborations and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; uncertainty of commercial success; manufacturing difficulties and delays; competition, including technological advances, new products and patents attained by competitors; challenges to patents; product efficacy or safety concerns resulting in product recalls or regulatory action; changes in behavior and spending patterns of purchasers of health care products and services; changes to applicable laws and regulations, including global health care reforms; expectations with respect to future performance, growth and anticipated acquisitions; the continued listing of the Company on The NASDAQ Stock Market; expectations regarding the capitalization, resources and ownership structure of the Company; expectations with respect to future performance, growth and anticipated acquisitions; the ability of the Company to execute its plans to develop and market new drug products and the timing and costs of these development programs; estimates of the size of the markets for its potential drug products; potential litigation involving the Company or the validity or enforceability of the intellectual property of the Company; global economic conditions; geopolitical events and regulatory changes; the expectations, development plans and anticipated timelines for the Company's drug candidates, pipeline and programs, including collaborations with third parties; access to additional financing, and the potential lack of such financing; and the Company’s ability to raise funding in the future and the terms of such funding. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. These reports and filings are available at www.sec.gov. All subsequent written and oral forward-looking statements concerning the Company, the transactions described herein or other matters and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise provided by law.

Investors:

Jason Assad
Director of IR
180 Life Sciences Corp
(678) 570-6791
Jason@180lifesciences.com

Media Relations:

Russo Partners
David Schull
David.Schull@russopartnersllc.com
(212) 845-4271

3